EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Superconductor Technologies, Inc. on Form S-1 to be filed with the Commission on or about July 2, 2010 of our Independent Registered Public Accounting Firm’s Report dated March 16, 2010, relating to audit of the consolidated financial statements of Superconductor Technologies Inc., as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and the consolidated financial statement schedule listed in the Index at Item 15(a)(2) as of and for each of the three years ended December 31, 2009 which is in its Form 10-K for the year ended December 31, 2009 filed with the Commission on March 17, 2010.
We also consent to the reference to us given as experts in matters of accounting and auditing in this registration statement.
/s/ Stonefield Josephson, Inc.
Los Angeles, California
July 2, 2010